UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2015

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1142 West Beardsley Avenue
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code:  (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 11, 2015, the Board of Directors of CTS Corporation, an Indiana corporation (the “Company”), approved a new form of indemnification agreement (the “Indemnification Agreement”) to be entered into by the Company and each of its directors and officers (each, an “Indemnitee”).  The Indemnification Agreement will replace the Company’s previous indemnification agreements for directors and officers, the form of which had been put in place on November 6, 2008.

Under the terms of the Indemnification Agreement, the Company will indemnify, defend and hold harmless an Indemnitee to the fullest extent permitted or required by Indiana law.  Except as specifically provided in the Indemnification Agreement, an Indemnitee will not be entitled to indemnification in connection with any claim that the Indemnitee initiates against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of the claim.  The Indemnification Agreement also provides that the Company will advance certain expenses to an Indemnitee prior to the final disposition of certain claims against the Indemnitee.  If legally required prior to receiving such an advance, the Indemnitee must execute and deliver to the Company an undertaking to repay any advanced amounts if the Indemnitee is ultimately found not to be entitled to indemnification.  In some situations, an Indemnitee will be required to meet certain statutory standards of conduct in order to be indemnified by the Company under the Indemnification Agreement. Pursuant to the Indemnification Agreement, the Company has agreed to refrain from amending its Certificate of Incorporation or Bylaws to diminish Indemnitees’ rights to indemnification provided by the Indemnification Agreement or other indemnity provisions. The Company has also agreed to use reasonable efforts to maintain a minimum level of directors’ and officers’ liability insurance coverage for the directors and officers of the Company.

This description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02                                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, the Board of Directors of the Company increased the size of the Board of Directors to ten  and elected William S. Johnson to fill the resulting vacancy.  Mr. Johnson will serve for an initial term ending at the Company’s 2015 Annual Meeting of Shareholders.  Mr. Johnson was also appointed to the Audit Committee and Nominating and Governance Committee of the Company’s Board of Directors. The size of the Board of Directors of the Company is expected to be reduced to eight directors after the Company’s 2015 Annual Meeting of Shareholders, at which point two current Directors are expected to retire.

Mr. Johnson has served as the Chief Financial Officer of Cabot Microelectronics Corporation, a leading global supplier of specialty materials to the semiconductor industry, since 2003. Mr. Johnson has over 30 years of experience in finance, corporate development and general management, including having served in executive positions with BP Amoco and Budget Group.  Mr. Johnson was also named the 2013 Chicago CFO of the Year by Finance Executives International for mid-sized public companies.

As a non-employee director, Mr. Johnson will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 11, 2014.  However, because the Company made equity grants to its directors in December 2014 for 2015 service, Mr. Johnson will receive a special restricted stock unit grant with a market value equivalent to $75,000 in February 2015, which will be settled in shares of the Company’s common stock in March 2015, unless deferred, in order to equalize Mr. Johnson’s equity compensation for 2015 service with that of other directors.

The Company entered into the Indemnification Agreement with Mr. Johnson in the form attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d)    Exhibits.

10.1                        Form of Director and Officer Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

	By:	/s/ Robert J. Patton
	Name:	Robert J. Patton
	Title:	Vice President, General Counsel and Secretary

Date: February 18, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit Description.
10.1	Form of Director and Officer Indemnification Agreement